EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 33-76878, No. 33-76884, No. 33-76882, No. 333-25595, No. 333-88655, No. 333-75003, No. 333-30030, No. 333-55812, No. 333-85526, No. 333-141005 and No. 333-134707) and Forms S-3 (No. 333-115767, No. 333-131112 and No. 333-142200) of BankUnited Financial Corporation of our report dated November 29, 2007 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/   PricewaterhouseCoopers LLP

Miami, Florida

November 29, 2007